UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

Parametric Sound Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-54020	27-2767540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13771 Danielson Street, Suite L
Poway, California 92064

(Address of Principal Executive Offices)

____________________

888-477-2150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Registered Direct Offering

On November 12, 2013, Parametric Sound Corporation (“Parametric”) entered into a Subscription Agreement with Hodges Small Cap Fund (“Hodges”) with respect to the registered direct offer and sale by Parametric of 364,286 shares of Parametric’s common stock, par value $0.001 per share (the “Shares”), at a purchase price of $14.00 per share in a privately negotiated transaction in which no party is acting as an underwriter or placement agent. The sale of the Shares is expected to settle on or about November 15, 2013. The net proceeds to Parametric are expected to be approximately $5.08 million after deducting estimated offering expenses payable by Parametric. Parametric intends to use the net proceeds from this offering for general corporate working capital purposes.

The sale and issuance of the Shares is being made pursuant to a prospectus supplement dated November 12, 2013 and an accompanying prospectus dated May 16, 2013, pursuant to Parametric’s existing effective “shelf” registration statement on Form S-3 (File No. 333-188389), which was filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2013 and declared effective by the Commission on May 16, 2013.

A copy of the Subscription Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference. A copy of the opinion of Sheppard, Mullin, Richter, & Hampton LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 99.2 hereto. The foregoing description of the sale of the Shares by Parametric and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

23.1	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 99.2)

99.1	Subscription Agreement dated November 12, 2013

99.2	Legal Opinion of Sheppard, Mullin, Richter, & Hampton LLP

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 2013

Parametric Sound Corporation

By: /s/ James A. Barnes
James A. Barnes
Chief Financial Officer, Treasurer and Secretary

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